
                                                                EXHIBIT 12
                     THE BANK OF NEW YORK COMPANY, INC.
                Ratios of Earnings to Fixed Charges and Ratios
                     of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                            (Dollars in millions)
                                              For the three months ended
                                                        March 31,
                                                     1994       1993
                                                     ----       ----
EARNINGS
- --------
Income Before Income Taxes                           $285       $212
Fixed Charges, Excluding Interest on Deposits          85         80
                                                     ----       ----
Income Before Income Taxes and Fixed Charges,
 Excluding Interest on Deposits                       370        292
Interest on Deposits                                  166        187
                                                     ----       ----
Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                      $536       $479
                                                     ====       ====
FIXED CHARGES
- -------------

Interest Expense, Excluding Interest on Deposits      $77        $72
One-Third Net Rental Expense*                           8          8
                                                     ----       ----
Total Fixed Charges, Excluding Interest on Deposits    85         80
Interest on Deposits                                  166        187
                                                     ----       ----
Total Fixed Charges, Including Interest on Deposits  $251       $267
                                                     ====       ====
PREFERRED STOCK DIVIDENDS,PRE-TAX BASIS              $  8       $ 12
- ---------------------------------------              ====       ====

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------
  Excluding Interest on Deposits                     4.35x      3.65x
  Including Interest on Deposits                     2.14       1.79

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------
  Excluding Interest on Deposits                     3.98       3.17
  Including Interest on Deposits                     2.07       1.72

       * The proportion deemed representative of the interest factor.
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